AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (“Agreement”) between FAH MAI HOLDINGS INC., a Delaware corporation (“Fah Mai DE”), FAH MAI HOLDINGS LIMITED, a company formed under the laws of Thailand (“Fah Mai Thailand”) and the persons listed in Exhibit A hereof (collectively the “Shareholders”), being the owners of record of all of the issued and outstanding stock of Fah Mai Thailand. Fah Mai DE and Fah Mai Thailand being sometimes referred to herein as the “Constituent Corporations.”

WHEREAS, the board of directors of each Constituent Corporation deems it advisable that the Constituent Corporations merge into a single corporation (the “Merger”);

NOW THEREFORE, in consideration of the premises and the respective mutual covenants, representations and warranties herein contained, the parties agree as follows:

1. Surviving Corporation. Fah Mai Thailand shall be merged with and into Fah Mai DE which shall be the surviving corporation (hereinafter the “Surviving Corporation”) in accordance with the applicable laws of the State of Delaware.

2. Merger Date. The Merger shall become effective (the “Merger Date”) upon the completion of:

(i) Adoption of this Agreement by the shareholders of Fah Mai Thailand and by the shareholders of Fah Mai DE pursuant to the General Corporation Law of Delaware;

(ii) Execution and filing of the Certificate of Merger or similar documents, with relevant governmental authorities.

3. Time of Filings. The Certificate of Merger shall be filed with the relevant governmental authorities upon the approval of this Agreement by the shareholders of the Constituent Corporations and the fulfillment or waiver of the terms and conditions herein.

4. Accounting Period. Notwithstanding any other provision herein relating to the Merger Date, for all accounting purposes the effective date of the Merger shall be as of June 8, 2018.

5. Governing Law. The Surviving Corporation shall be governed by the laws of the State of Delaware.

6. Certificate of Incorporation. The Certificate of Incorporation of Fah Mai DE shall be the Certificate of Incorporation of the Surviving Corporation from and after the Merger Date, subject to the right of the Surviving Corporation to amend its Certificate of Incorporation in accordance with the laws of the State of Delaware.

7. Bylaws. The Bylaws of the Surviving Corporation shall be the Bylaws of Fah Mai DE as in effect on the date of this Agreement.

8. Name of Surviving Corporation. The name of the Surviving Corporation will be Fah Mai Holdings, Inc.

9. Board of Directors and Officers. The members of the board of directors of the Surviving Corporation shall be the members of the board of directors of Fah Mai DE on the Merger Date. The officers of the Surviving Corporation shall be the officers of Fah Mai DE on the Merger Date.

10. Conversion. The mode of carrying the merger into effect and the manner and basis of converting the shares of Fah Mai Thailand into shares of the Surviving Corporation are as follows:

10.1 The Shareholders agree to transfer to Fah Mai DE at the Closing (defined below) the number of shares of common stock of Fah Mai Thailand, no par value per share, shown opposite their names in Exhibit A, in exchange for an aggregate of 400,000 shares of voting common stock of Fah Mai DE, $.0001 par value per share.

10.2 Subject to such adjustments, there shall be 41,980,120 shares of Fah Mai DE Common stock issued and outstanding upon completion of the Merger held as follows:

400,000 common shares held by the shareholders of Fah Mai Thailand and 41,580,120 shares held by the current shareholders of Fah Mai DE.

10.3 The Fah Mai DE Common stock shall be issued to the holders of Fah Mai Thailand common stock in exchange for their shares on a one for one basis.

10.4 All outstanding warrants of Fah Mai Thailand and any other outstanding rights to purchase stock of Fah Mai Thailand shall be adjusted, pursuant to the terms contained in such warrants or other rights documents, for conversion to warrants or rights to purchase stock of Fah Mai DE on the same ratio as provided by the Merger.

10.5 Fractional shares of Fah Mai DE Common stock shall not be issued, but in lieu thereof Fah Mai DE shall round up fractional shares to the next highest whole number.

10.6 The shares of Fah Mai DE Common stock to be issued in exchange for Fah Mai Thailand Common stock hereunder shall be proportionately reduced by any shares owned by Fah Mai Thailand shareholders who shall have timely objected to the Merger (the “Dissenting Shares”) in accordance with the provisions of relevant law which objections will be dealt with as provided in those sections.

10.7 Each Share of Fah Mai Thailand Common stock that is issued and outstanding and owned by Fah Mai Thailand on the Merger Date shall, by virtue of the merger and without any action on the part of Fah Mai Thailand, be retired and canceled.

10.8 Each certificate evidencing ownership of shares of Fah Mai DE Common stock issued and outstanding on the Merger Date or held by Fah Mai DE in its treasury shall continue to evidence ownership of the same number of shares of Fah Mai DE Common stock.

11. Exchange of Certificates. As promptly as practicable after the Merger Date, each holder of an outstanding certificate or certificates theretofore representing shares of Fah Mai Thailand common stock (other than certificates representing Dissenting Shares) shall surrender such certificate(s) for cancellation and shall receive in exchange a certificate or certificates representing the number of full shares of Fah Mai DE common stock into which the shares of Fah Mai Thailand common stock represented by the certificate or certificates so surrendered shall have been converted.

12. Unexchanged Certificates. Until surrendered, each outstanding certificate that prior to the Merger Date represented Fah Mai Thailand common stock (other than certificates representing Dissenting Shares) shall be deemed for all purposes, other than the payment of dividends or other distributions, to evidence ownership of the number of shares of Fah Mai DE common stock into which it was converted. No dividend or other distribution payable to holders of Fah Mai DE common stock as of any date subsequent to the Merger Date shall be paid to the holders of outstanding certificates of Fah Mai Thailand common stock; provided, however, that upon surrender and exchange of such outstanding certificates (other than certificates representing Dissenting Shares), there shall be paid to the record holders of the certificates issued in exchange therefor the amount, without interest thereon, of dividends and other distributions that would have been payable subsequent to the Merger Date with respect to the shares of Fah Mai DE common stock represented thereby.

13. Effect of the Merger. On the Merger Date, the separate existence of Fah Mai Thailand shall cease (except insofar as continued by statute), and it shall be merged with and into the Surviving Corporation. All the property, real, personal, and mixed, of each of the Constituent Corporations, and all debts due to either of them, shall be transferred to and vested in the Surviving Corporation, without further act or deed. The Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations, including liabilities to holders of Dissenting Shares, of each of the Constituent Corporations, and any claim or judgment against either of the Constituent Corporations may be enforced against the Surviving Corporation.

14. Approval of Shareholders. This Agreement shall be adopted by the shareholders of the Constituent Corporations at meetings of such shareholders called for that purpose or by written consent pursuant to and according to the applicable state laws thereto, if so required. There shall be required for the adoption of this Agreement the affirmative vote of the holders of at least a majority of the holders of all the shares of the Common stock issued and outstanding and entitled to vote for each of the Constituent Corporations, if required by applicable state law thereto.

15. Closing

15.1 The transfers and deliveries to be made pursuant to this Agreement (the “Closing”) shall be made by and take place at the offices of Fah Mai DE or other location designated by the Constituent Corporations without requiring the meeting of the parties hereof. All proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed.

15.2 Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission required by this Agreement or any signature required thereon may be used in lieu of an original writing or transmission or signature for any and all purposes for which the original could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission or original signature.

16. Conduct Pending the Closing. Fah Mai DE and Fah Mai Thailand covenant that between the date of this Agreement and the Closing as to each of them:

16.1 No change will be made in the charter documents, by-laws, or other corporate documents of Fah Mai Thailand or Fah Mai DE.

16.2 Fah Mai DE and Fah Mai Thailand will each use their best efforts to maintain and preserve its business organization, employee relationships, and goodwill intact, and will not enter into any material commitment except in the ordinary course of business.

16.3 None of the shareholders will sell, transfer, assign, hypothecate, lien, or otherwise dispose or encumber the equity interests owned by them.

17. Termination. This Agreement may be terminated (1) by mutual consent in writing; (2) by either Fah Mai DE or Fah Mai Thailand if there has been a material misrepresentation or material breach of any warranty or covenant by any other party; or (3) by either Fah Mai DE or Fah Mai Thailand if the Closing shall not have taken place by the date stated, unless adjourned to a later date by mutual consent.

18. Arbitration

Scope. The parties hereby agree that any and all claims (except only for requests for injunctive or other equitable relief) whether existing now, in the past or in the future as to which the parties or any affiliates may be adverse parties, and whether arising out of this agreement or from any other cause, will be resolved by arbitration before the American Arbitration Association.

Covenant To Arbitrate. The parties covenant that under no conditions will any party or any affiliate file any action against the other (except only requests for injunctive or other equitable relief) in any forum other than before the American Arbitration Association, and the parties agree that any such action, if filed, shall be dismissed upon application and shall be referred for arbitration hereunder with costs and attorney’s fees to the prevailing party.

19. General Provisions

19.1 Further Assurances. From time to time, each party will execute such additional instruments and take such actions as may be reasonably required to carry out the intent and purposes of this Agreement.

19.2 Waiver. Any failure on the part of either party hereto to comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

19.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first-class certified mail, return receipt requested, or recognized commercial courier service, as follows:

If to Fah Mai DE, to

Fah Mai Holdings, Inc.

1000/196,199 Liberty Buildings, 3rd Floor,

Sukhumvit 55 Road, Klongton Nua,

Wattana, Bangkok 10110

If to Fah Mai Thailand, Inc. to

Fah Mai Holdings Co., Ltd.

1000/196,199 Liberty Buildings, 3rd Floor,

Sukhumvit 55 Road, Klongton Nua,

Wattana, Bangkok 10110

If to the Shareholders, to

Louis Haseman

1000/196,199 Liberty Buildings, 3rd Floor,

Sukhumvit 55 Road, Klongton Nua,

Wattana, Bangkok 10110

19.4 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

19.5 Assignment. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns; provided, however, that any assignment by either party of its rights under this Agreement without the written consent of the other party shall be void.

19.6 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures sent by facsimile transmission shall be deemed to be evidence of the original execution thereof.

19.7 Effective Date. This effective date of this Agreement shall be June 8, 2018.

* * * *

SIGNATURES

IN WITNESS WHEREOF, the parties have executed this Agreement.

FAH MAI HOLDINGS, INC.

By
Louis Haseman, President

FAH MAI HOLDINGS CO., LTD.

By
Louis Haseman, Chief Executive Officer

Shareholder Signature(s)

Number of Fah Mai Holdings Co., Ltd.
Shares held

Signature	18,000	Louis Haseman
Printed name

Number of Fah Mai Holdings Co., Ltd.
Shares held

Signature	20,400	Ornprapa Blore
Printed name

Number of Fah Mai Holdings Co., Ltd.
Shares held

Signature	1,600	Paul Lambrick
Printed name

Exhibit A

Fah Mai Holdings Limited

Shareholder Signature Page to

Merger Agreement

between Fah Mai Holdings Inc. and Fah Mai Holdings Co. Limited

By execution below, the undersigned shareholder of Fah Mai Holdings Co. Limited acknowledges that such shareholder has read and consents to the Acquisition Agreement between Fah Mai Holdings Inc. and Fah Mai Holdings Co. Limited (the “Merger”). The undersigned shareholder acknowledges that pursuant to the Merger the shareholders of Fah Mai Holdings Co. Limited will become shareholders of Fah Mai Holdings Inc. thereof with any resultant rights, obligations, debts or assets ascribed to such shareholders.

	Number of Fah Mai Holdings Co. Limited	Number of Fah Mai Holdings, Inc. to
	Shares held	be Issued

Signature	18,000	180,000
Printed name: Louis Haseman

	Number of Fah Mai Holdings Co. Limited	Number of Fah Mai Holdings, Inc. to
	Shares held	be Issued

Signature	20,400	204,000
Printed name: Ornprapa Blore

	Number of Fah Mai Holdings Co. Limited	Number of Fah Mai Holdings, Inc. to
	Shares held	be Issued

Signature	1,600	16,000
Printed name: Paul Lambrick